Product Supplement No. EQUITY INDICES MITTS-1 (To Prospectus dated September 5, 2023 and Prospectus Supplement dated September 5, 2023) September 5, 2023	Filed Pursuant to Rule 424(b)(5) Registration No. 333-272447

Market Index Target-Term Securities® “MITTS®” Linked to One or More Equity Indices

•     MITTS are unsecured senior notes issued by Canadian Imperial Bank of Commerce. Any payments due on MITTS, including any repayment of principal, will be subject to the credit risk of Canadian Imperial Bank of Commerce.

•     MITTS may not guarantee the full return of principal at maturity, and we will not pay interest on MITTS. Instead, the return on MITTS will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.

•     If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple (the “Participation Rate”) of that increase. The Participation Rate will generally be greater than or equal to 100%. The Redemption Amount may be subject to a specified cap (the “Capped Value”).

•     If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value, you will receive a Redemption Amount that is no less than the minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than or equal to the principal amount. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in MITTS.

•     This product supplement describes the general terms of MITTS, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•     For each offering of MITTS, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Participation Rate, the Minimum Redemption Amount and the Capped Value, if applicable, and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•     MITTS will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•     Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange.

•     BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer MITTS and will act in a principal capacity in such role.

MITTS are unsecured and are not savings accounts or insured deposits of a bank. MITTS are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Canada, or any other jurisdiction. Potential purchasers of MITTS should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-1 of the accompanying prospectus supplement, and page 1 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

TABLE OF CONTENTS

Page

SUMMARY	PS-3

RISK FACTORS	PS-6

DESCRIPTION OF MITTS	PS-15

SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-26

CANADIAN FEDERAL INCOME TAX SUMMARY	PS-27

U.S. FEDERAL INCOME TAX SUMMARY	PS-27

MITTS® and “Market Index Target-Term Securities®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor BofAS have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about MITTS, you should not rely on it.

Key Terms:

General:

MITTS are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce, and are not guaranteed or insured by the Canada Deposit Insurance Corporation, the FDIC or any other governmental agency of the United States, Canada or any other jurisdiction, and are not, either directly or indirectly, an obligation of any third party. They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on MITTS, including any repayment of principal, will be subject to our credit risk.

The return on MITTS will be based on the performance of a Market Measure. If the value of the applicable Market Measure decreases, you will receive at least the Minimum Redemption Amount specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in MITTS.

Each issue of MITTS will mature on the date set forth in the applicable term sheet. We cannot redeem MITTS at any earlier date, except under the limited circumstances as set forth below in “Description of MITTS—Tax Redemption.” We will not make any payments on MITTS until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•         U.S. broad-based equity indices;

•         U.S. sector or style-based equity indices;

•         non-U.S. or global equity indices; or

•         any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your MITTS are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when MITTS are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of MITTS—Basket Market Measures.”

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of MITTS—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in “Description of MITTS—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:

The rate at which investors participate in any increase in the value of the Market Measure, as calculated below.  The Participation Rate will generally be greater than or equal to 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:

The maximum Redemption Amount, if one is applicable to your MITTS. If a Capped Value is applicable to your MITTS, your investment return is limited to the return represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of MITTS.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value, if applicable. If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value, you will receive at least the Minimum Redemption Amount, and if the Minimum Redemption Amount is less than the principal amount, your investment may result in a loss.

Any payments due on MITTS, including any repayment of principal, are subject to our credit risk as issuer of MITTS.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.
Minimum Redemption Amount:	The Minimum Redemption Amount may be less than or equal to the principal amount, as specified in the applicable term sheet.
Principal at Risk:

If the Minimum Redemption Amount for your MITTS is less than the principal amount, you may lose a portion of the principal amount of MITTS. Further, if you sell your MITTS prior to maturity in the secondary market (if any), you may find that the

Calculation Agent:

market value per MITTS is less than the price that you paid for MITTS, and could be less than the Minimum Redemption Amount.

The calculation agent will make all determinations associated with MITTS. Unless otherwise set forth in the applicable term sheet, we will appoint BofAS or one of its affiliates to act as the calculation agent for MITTS.  See “Description of MITTS—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents in connection with each offering of MITTS and will receive an underwriting discount based on the number of units of MITTS sold.  None of the agents is your fiduciary or advisor solely as a result of the making of any offering of MITTS, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase MITTS.

Listing:	Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange.
U.S. Federal Income Tax Consequences:

MITTS will be subject to federal income tax, even though no payments on the MITTS will be made until the maturity date.  You are urged to review “U.S. Federal Income Tax Summary” and to consult your own tax advisor.

ERISA Considerations:	See “Certain Considerations for U.S. Plan Investors” beginning on page 38 of the accompanying prospectus.

This product supplement relates only to MITTS and does not relate to any equity index that comprises the Market Measure described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your MITTS, as well as the tax and other considerations important to you in making a decision about whether to invest in any MITTS. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in MITTS, to determine whether an investment in MITTS is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with information in the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any applicable term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell MITTS in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any MITTS.

RISK FACTORS

Your investment in MITTS is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase MITTS should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. MITTS are not an appropriate investment for you if you are not knowledgeable about the material terms of MITTS or investments in equity or equity-based securities in general.

Structure-related Risks

You may not receive a positive return on your investment and, if the Minimum Redemption Amount is less than the principal amount per unit, then your investment may result in a loss. The return on MITTS will be based on the performance of the Market Measure. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your MITTS, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Your investment return will be limited to the return represented by the Capped Value (if applicable), and may be less than a comparable investment directly in the Market Measure or any of its underlying securities. The appreciation potential of MITTS will be limited to the Capped Value, if applicable. In such a case, you will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure. In contrast, a direct investment in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on MITTS will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of an index that includes securities traded in a non-U.S. currency, and, for purposes of calculating the level of such index, are not converted into U.S. dollars. If the value of that currency strengthens against the U.S. dollar during the term of your MITTS, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in such index.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of MITTS other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of MITTS, you may receive a Redemption Amount that, depending on the Minimum Redemption Amount, is less than the principal amount if the Ending Value is less than the Starting Value. In addition, since the Ending Value will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be less than the closing level of the Market Measure on any particular calculation day.

If your MITTS are linked to a Basket, changes in the level of one or more of the Basket Components may be offset by changes in the level of one or more of the other Basket Components. The Market Measure of your MITTS may be a Basket. In such a case, changes in the level of one or more of the Basket Components may not correlate with changes in the level of one or more of the other Basket Components. The level of one or more Basket Components may increase, while the level of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the level of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your MITTS.

Your return on MITTS may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on MITTS as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on MITTS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in MITTS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payment on MITTS is subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of MITTS. MITTS are our senior unsecured debt securities and are not, either directly or indirectly, an obligation of any third party. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of MITTS.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of MITTS. However, because your return on MITTS depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to MITTS.

Valuation- and Market-related Risks

Our initial estimated value of MITTS will be lower than the public offering price of MITTS. The public offering price of MITTS will exceed our initial estimated value because costs associated with selling and structuring MITTS, as well as hedging MITTS, are included in the public offering price of MITTS.

Our initial estimated value does not represent future values of MITTS and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of MITTS are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for MITTS that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of MITTS could change significantly based on, among other things, changes in market conditions, including the value of the Market Measure, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which BofAS or any other party would be willing to buy MITTS from you in any secondary market transactions. Our estimated value does not represent a minimum price at which BofAS or any other party would be willing to buy your MITTS in any secondary market (if any exists) at any time.

Our initial estimated value of MITTS will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of MITTS generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of MITTS as well as the higher issuance, operational and ongoing liability management costs of MITTS in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of MITTS to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of MITTS, the initial estimated value of MITTS on the pricing date and any secondary market prices of MITTS.

We cannot assure you that there will be a trading market for your MITTS. If a secondary market exists, we cannot predict how MITTS will trade, or whether that market will be liquid or illiquid. The development of a trading market for MITTS will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your MITTS in any secondary market may be limited. There is no assurance that any party will be willing to purchase your MITTS at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for MITTS, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any MITTS may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those MITTS might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of MITTS, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those MITTS could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list MITTS on any securities exchange. Even if an application were made to list your MITTS, we cannot assure you that the application will be approved or that your MITTS will be listed and, if listed, that they will remain listed for their entire term. The listing of MITTS on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

If you attempt to sell MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount and the Minimum Redemption Amount. MITTS are not designed to be short-term trading instruments. The Minimum Redemption Amount will only apply if you hold MITTS to maturity. You have no right to have your MITTS redeemed prior to maturity. If you wish to liquidate your investment in MITTS prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your MITTS or no market at all. Even if you were able to sell your MITTS, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of MITTS, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of MITTS prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of MITTS will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases, the market value of MITTS may decrease or may not increase at the same rate. If you sell your MITTS when the value of the Market Measure is less than, or not sufficiently above, the Starting Value, then you may receive less than the principal amount and the Minimum Redemption Amount of your MITTS.

In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount for MITTS will not exceed that Capped Value, we do not expect that MITTS will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the MITTS may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the MITTS. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of MITTS. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your MITTS before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of MITTS. If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your MITTS may also be adversely affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of MITTS. In general, if U.S. interest rates increase, we expect that the market value of MITTS will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of MITTS. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of MITTS may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of MITTS will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your MITTS includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your MITTS, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your MITTS.

•	Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of MITTS. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of MITTS. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of MITTS.

•	Time to Maturity. There may be a disparity between the market value of MITTS prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of MITTS will approach the expected Redemption Amount to be paid at maturity.

Conflict-related Risks

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on MITTS and their market value. We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, futures or options contracts or exchange-traded instruments on the Market Measure or its component securities, or other listed or over-the counter derivative instruments whose value is derived from the Market Measure or its component securities. We, the agents, or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under MITTS. These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in MITTS. On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with MITTS), may increase the value of the Market Measure or its component securities. Consequently, the value of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of MITTS, which may adversely affect the market value of MITTS.

We, the agents, or one or more of our respective affiliates expect to also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of your MITTS prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount. We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in MITTS, and may hold or resell MITTS. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your MITTS prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the

Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially MITTS. Any such short positions could adversely affect future trading prices of MITTS. These trading and other business activities may present a conflict of interest between your interest in MITTS and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your MITTS, could be adverse to your interests as a beneficial owner of MITTS.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under MITTS. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of MITTS. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to MITTS and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of MITTS increases or decreases or whether the Redemption Amount on MITTS is more or less than the principal amount of MITTS. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of MITTS, which creates an additional incentive to sell MITTS to you.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We expect to appoint BofAS or one of its affiliates as the calculation agent for MITTS and, as such, it will determine the Starting Value, the Ending Value, and the Redemption Amount. As the calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your MITTS. The exercise of this discretion by the calculation agent could adversely affect the value of your MITTS and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on MITTS and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

Market Measure-related Risks

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your MITTS are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the securities included in that index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of your MITTS. The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a holder of MITTS, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to receive securities, dividends or other distributions by the issuers of these securities. MITTS are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in MITTS will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your MITTS may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities. Your MITTS will be paid in cash and you have no right to receive any of these securities.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company. We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure. Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of MITTS or will have any obligation of any sort with respect to MITTS. As a result, none of those companies will have any obligation to take your interests as holders of MITTS into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities represented by the Market Measure or the value of MITTS.

Our business activities and those of the agents relating to the companies represented by a Market Measure or MITTS may create conflicts of interest with you. We, the agents, and our respective affiliates, at the time of any offering of MITTS or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including MITTS. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your MITTS. Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your MITTS. None of us, the agents, or any of our respective affiliates makes any representation to any purchasers of MITTS regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of MITTS should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in MITTS. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Exchange rate movements may adversely impact the value of MITTS. If any security included in an index is traded in a currency other than U.S. dollars and, for purposes of calculating the level of that index, is converted into U.S. dollars, then the level of that index may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced. Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If the Market Measure to which your MITTS are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your MITTS, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, natural disasters, acts of terrorism or war, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial, and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing MITTS.

Tax-related Risks

You may be required to include income on MITTS over their term for tax purposes, even though you will not receive any payments until maturity. MITTS are considered to be issued with original issue discount. You will be required to include income on MITTS over their term based upon a comparable yield, even though you will not receive any payments until maturity. You are urged to review “U.S. Federal Income Tax Summary” and consult your own tax advisor.

The U.S. federal income tax consequences of an investment in MITTS are uncertain, and may be adverse to a holder of MITTS. No statutory, judicial, or administrative authority directly addresses the characterization of MITTS or securities similar to MITTS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in MITTS are not certain. We intend to treat MITTS as debt instruments for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in MITTS, aspects of which are uncertain. See “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in MITTS.

MITTS may be redeemed prior to maturity because of changes in Canadian tax laws, and the return on MITTS may be adversely affected. As described in “Description of MITTS—Tax Redemption” below, we may elect to redeem MITTS prior to maturity because of changes in Canadian tax laws. If MITTS are redeemed early, the return on MITTS may be less, or significantly less, than the return on MITTS had MITTS not being redeemed early, and the term of MITTS could be short. There is no guarantee that you would be able to reinvest the proceeds from an investment in MITTS at a comparable return for a similar level of risk in the event MITTS are redeemed prior to maturity.

DESCRIPTION OF MITTS

General

Each issue of MITTS will be part of a series of medium-term notes entitled “Senior Global Medium-Term Notes” that will be issued under the indenture, as amended and supplemented from time to time. The indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of MITTS supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus. These documents should be read in connection with this product supplement and the applicable term sheet.

The maturity date of MITTS and the aggregate principal amount of each issue of MITTS will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay. “Business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or executive order to close in New York City.

We will not pay interest on MITTS. Depending on the terms of MITTS, they may not provide for the full return of principal at maturity. MITTS will be payable only in U.S. dollars.

Prior to the maturity date, MITTS are not redeemable at our option (except under the limited circumstances as set forth below in “—Tax Redemption”) or repayable at the option of any holder. MITTS are not subject to any sinking fund. MITTS are not subject to the defeasance provisions described in “Description of Senior Debt Securities—Defeasance” beginning on page 8 of the accompanying prospectus.

We will issue MITTS in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of MITTS will be set forth in the applicable term sheet. You may transfer MITTS only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of MITTS, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If so specified in the applicable term sheet, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

The “Participation Rate” will generally be greater than or equal to 100%, unless otherwise set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

The “Minimum Redemption Amount” may be less than or equal to the principal amount, as specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount and the Ending Value is less than the Starting Value, you will lose a portion of your investment in MITTS.

Each applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your MITTS.

An investment in MITTS does not entitle you to any ownership interest in or any other rights with respect to the Market Measure or any of the securities of any of the companies included in the Market Measure, including any voting rights, dividends paid, or other distributions made.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any scheduled Market Measure Business Day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq

Stock Market, or their successors, are open for trading and (2) the applicable index or any successor is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be deemed to be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and for each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of whether that last scheduled calculation day is a non-calculation day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the index or any successor index; and

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of MITTS is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of MITTS.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance. The calculation agent will make available to holders of MITTS information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your MITTS are linked may adversely affect trading in MITTS.

Basket Market Measures

If the Market Measure to which your MITTS are linked is a Basket, the Basket Components and if necessary, the definition of Market Measure Business Day will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each day thereafter to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The applicable final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Ending Value of the Basket

The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.

The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the closing level of each Basket Component on that day and the Component Ratio for that Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•	The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the second to last paragraph of “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in“—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding MITTS as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or discontinuance of, any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of its affiliates as the calculation agent for each issue of MITTS. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Payment of Additional Amounts

We will pay any amounts required to be paid by us on MITTS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes,

levies, imposts, duties, charges or fees (“taxes”) now or hereafter imposed, levied, collected, withheld, or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing authority requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of MITTS, we will pay such additional amounts (“Additional Amounts”) as may be necessary, so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of MITTS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)	is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)), or is entitled to the payment in respect of a debt or other obligation to pay an amount to such a person, at the time of making such payment;

(ii)	is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing MITTS, the holding of MITTS or the receipt of payments thereunder;

(iii)	is or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Canadian Imperial Bank of Commerce (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length for purposes of the Income Tax Act (Canada), owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)	is someone in respect of which we are a “specified entity” (as defined in proposed subsection 18.4(1) of the Income Tax Act (Canada) contained in proposals to amend the Income Tax Act (Canada) released on April 29, 2022, as such proposals may be amended);

(v)	presents such MITTS for payment (where presentation is required) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any MITTS means:

(a)	the due date for payment thereof (whether at maturity or upon an earlier acceleration), or

(b)	if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of MITTS in accordance with the indenture;

(vi)	could lawfully avoid or reduce the rate of (but has not so avoided or reduced the rate of) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements or administrative practice of the relevant taxing authority necessary to establish qualification for an exemption from or reduction to withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant taxing authority; provided that a holder who could lawfully reduce the rate of withholding but who was not entitled to a full exemption therefrom shall only be excluded from the payment of Additional Amounts under this clause (vi) to the extent of such reduction; or

(vii)	is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For purposes of clause (v) above, if MITTS are presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as would have been payable if MITTS had been presented for payment on such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of MITTS.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of MITTS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any such taxes levied or imposed and paid by such holder as a result of payments made under or with respect to MITTS and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and, where applicable, any supplement thereto in the applicable term sheet.

Tax Redemption

We may redeem the MITTS offered under a particular term sheet (such MITTS are referred to below as the “affected MITTS”) at any time, in whole but not in part, upon the giving of a notice as described below, if:

•	as a result of any change (including any announced prospective change) in or amendment (including any announced proposed amendment) to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the applicable term sheet, and which in the written opinion to us of legal counsel of recognized standing has resulted, will or is more likely than not to result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in us becoming obligated to pay, on the next succeeding date on which any payment on the affected MITTS is due, additional amounts with respect to the affected MITTS as described under “—Payment of Additional Amounts”; or

•	on or after the date of the applicable term sheet, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to us of legal counsel of recognized standing, will result or is more likely than not to result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in us becoming obligated to pay, on the next succeeding date on which any payment on the affected MITTS is due, additional amounts with respect to the affected MITTS as described under “—Payment of Additional Amounts”;

and, in any such case, we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us. For the avoidance of doubt, reasonable measures do not include a change in the terms of the MITTS or a substitution of the issuer. If we exercise this right, the redemption price will be equal to the Redemption Amount described under “—Payment at Maturity,” determined as if the Tax Redemption Date (as defined below) were the maturity date of the affected MITTS and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the Tax Redemption Date.

Notice of intention to redeem MITTS will be given to the trustee, the calculation agent and the holders of such MITTS at least 5 Business Days and no more than 20 Business Days prior to the date fixed for redemption (the “Tax Redemption Date”) and such notice will specify, among other things, the Tax Redemption Date.

If we elect to redeem MITTS prior to maturity for reasons listed above, the return on your MITTS may be less, or significantly less, than the return on MITTS had MITTS not being redeemed early. See “Risk Factors—Tax-related Risks—MITTS may be redeemed prior to maturity because of changes in Canadian tax laws, and the return on MITTS may be adversely affected” above.

Same-Day Settlement and Payment

MITTS will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of MITTS in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as MITTS are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the indenture. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of MITTS upon any acceleration permitted under the indenture will be equal to the Redemption Amount described under “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of MITTS and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of MITTS, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see “Description of Senior Debt Securities—Modification and Waiver of the Senior Debt Securities” beginning on page 4 and “—Events of Default” beginning on page 9 in the accompanying prospectus.

Listing

Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of MITTS. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-45 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of MITTS sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase MITTS.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of MITTS, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any MITTS. You should make your own investment decision regarding MITTS after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any MITTS after their initial sale solely for the purpose of providing investors with the description of the terms of MITTS that were made available to investors in connection with the initial distribution of MITTS. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Canadian Imperial Bank of Commerce or for any purpose other than that described in the immediately preceding sentence.

Canadian Federal Income Tax summary

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning debt securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus (as defined therein). Canadian federal income tax considerations applicable to MITTS may be described particularly when such MITTS are offered in the applicable term sheet related thereto and, in that event, the disclosure in the accompanying prospectus will be superseded in such term sheet to the extent indicated therein.

U.S. FEDERAL INCOME TAX SUMMARY

The following discussion supplements, and to the extent inconsistent supersedes, the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with MITTS are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. holders and non-U.S. holders that, except as otherwise specifically noted, will purchase MITTS upon original issuance and will hold MITTS as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying prospectus. This summary assumes that the MITTS have a term that exceeds one year and that both the issue price of MITTS, as determined for U.S. federal income tax purposes, and the Minimum Redemption Amount equal the principal amount of the MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

No statutory, judicial, or administrative authority directly addresses the characterization of MITTS or securities similar to MITTS for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in MITTS are not certain. We intend to treat MITTS as debt instruments for U.S. federal income tax purposes and as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” In the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat MITTS as contingent payment debt instruments. The balance of this discussion assumes that this characterization is proper and will be respected.

We will not attempt to ascertain whether the issuer of any component stocks included in the Market Measure would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in the Market Measure were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of MITTS. You should refer to information filed with the SEC by the issuers of the component stocks included in the Market Measure and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of the component stocks included in the Market Measure is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

If MITTS are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such MITTS generally will be subject to U.S. Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “Material Income Tax Consequences—United States Taxation—Tax Consequences to U.S. Holders—Contingent Payment Debt Instruments” in the accompanying prospectus, a U.S. holder will be required to report original issue discount or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to MITTS. A U.S. holder of MITTS generally will be required to include in income original issue discount in excess of actual cash payments received for certain taxable years.

We expect that the applicable term sheet will include a table that sets forth the following information with respect to the principal amount of MITTS for each of the applicable accrual periods through the maturity date of MITTS: (i) the amount of interest deemed to have accrued during the accrual period and (ii) the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period. The table will be based upon a projected payment schedule and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable term sheet. Please note that the comparable yield is likely to change between the date of any preliminary term sheet and the date of the related final term sheet. Therefore, the projected payment schedule included in any preliminary term sheet will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary term sheet will be revised, and the revised table will be set forth in the final term sheet prepared in connection with the initial sale of MITTS.

Upon a sale, exchange, retirement, or other disposition of MITTS, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in MITTS. A U.S. holder’s tax basis in MITTS generally will equal the cost of the MITTS, increased by the amount of original issue discount previously accrued by the holder for the MITTS and reduced by any projected payments for previous periods on MITTS. A U.S. holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. holder’s holding period for MITTS. The deductibility of capital losses by a U.S. holder is subject to limitations.

Non-U.S. Holders

Please see the discussion under “Material Income Tax Consequences—United States Taxation—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to non-U.S. holders of MITTS.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of MITTS issued pursuant to this product supplement with respect to the Market Measure will not be one, and therefore, we expect that non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the MITTS. However, it is possible that the MITTS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Market Measure or the MITTS, and following such occurrence the MITTS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Market Measure or the MITTS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the MITTS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax. MITTS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds MITTS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the United States. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the MITTS at death.

Backup Withholding and Information Reporting

Please see the discussions under “Material Income Tax Consequences—United States Taxation—Tax Consequences to U.S. Holders—U.S. Backup Withholding and Information Reporting” and “Material Income Tax Consequences—United States Taxation—Tax Consequences to Non-U.S. Holders—Backup Withholding and Information Reporting for Non-U.S. Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on MITTS.